EXHIBIT 99.1

Ameritrade to Acquire Accounts From JB Oxford & Company

OMAHA, Neb. & LOS ANGELES--(BUSINESS WIRE)--June 7, 2004--Ameritrade Holding Corporation (Nasdaq:AMTD) and JB Oxford Holdings, Inc (Nasdaq:JBOH) today announced that Ameritrade, Inc., a subsidiary of Ameritrade Holding Corporation, has signed a definitive agreement to purchase the online retail accounts of JB Oxford & Company, a subsidiary of JB Oxford Holdings, Inc.

JB Oxford has approximately 50,000 client accounts of which approximately 27,000 accounts would be Qualified Accounts as defined by Ameritrade.(1) Ameritrade expects that the acquisition will be immediately accretive to its earnings. The purchase price will not exceed $26 million. The transaction is expected to close this summer, subject to regulatory approval and approval of JB Oxford Holdings, Inc. shareholders.

As part of the transaction and prior to shareholder approval, Third Capital Partners, LLC will convert its holdings of convertible notes of JB Oxford Holdings, Inc. with an aggregate principal amount of approximately $5.4 million into approximately 2 million shares of JB Oxford Holdings, Inc. common stock. Third Capital Partners, LLC has agreed to vote these shares in favor of the transaction, assuring approval by JB Oxford Holdings, Inc.'s shareholders.

This transaction follows Ameritrade's recent acquisition of Bidwell & Company in January 2004 and acquisition of accounts from BrokerageAmerica in February 2004.

"Participating in seven M&A deals in our industry since early 2001, we continue to prove our ability to identify valuable opportunities for clients and shareholders," said Joe Moglia, chief executive officer of Ameritrade.

About Ameritrade Holding Corporation

Ameritrade Holding Corporation has a 29-year history of providing investment services to self-directed individuals. Ameritrade develops and provides innovative products and services tailored to meet the varying investing and portfolio management needs of individual investors and institutional distribution partners. A brokerage industry leader, Ameritrade, Inc.,(2) a subsidiary of Ameritrade Holding Corporation, was recently recognized as a J.D. Power and Associates Certified Call Center, the first in the financial services industry. For more information, please visit www.amtd.com.

About JB Oxford Holdings, Inc.

JB Oxford Holdings, Inc. (Nasdaq:JBOH), through its JB Oxford & Company and National Clearing Corp. subsidiaries, provides clearing and execution services, and discount brokerage services with access to personal brokers, online trading and cash management. The company's one-stop financial destination at www.jboxford.com was developed to be the easiest, most complete way for consumers to manage their money. The site features online trading, robust stock screening and portfolio tracking tools as well as up-to-the-minute market commentary and research from the world's leading content providers. JB Oxford has branches in New York, Minneapolis and Los Angeles.

(1) Ameritrade defines a "Qualified Account" as an account with a total liquidation value greater than or equal to $2,000.

(2) Ameritrade, Inc., member NASD/SIPC

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    CONTACT: Ameritrade

             Katrina Becker, 402-597-8485 (Corporate Communications)

             kbecker@ameritrade.com

             or

             Dave Pleiss, 402-597-5658 (Investor Relations)

             dpleiss@ameritrade.com or JB Oxford Holdings, Inc.

             Barry Fischer, 310-385-2115

             bfischer@nationalclearing.com

    SOURCE:  Ameritrade Holding Corporation

Disclaimer: Mean Earnings Estimates are calculated by First Call based on the earnings projections made by the analysts who cover Ameritrade Holding Corp.. Please note that any opinions, estimates or forecasts regarding Ameritrade Holding Corp.'s performance made by these analysts (and therefore the Mean estimate numbers) are theirs alone and do not represent opinions, forecasts or predictions of Ameritrade Holding Corp. or its management. Ameritrade Holding Corp. does not by its reference above or distribution imply its endorsement of or concurrence with such information, conclusions or recommendations.